UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. 15 )*
                                 ---------------

                                   Kronos Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    501052104
                  ---------------------------------------------
                                 (CUSIP Number)



                                January 31, 2006
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 11 pages

                                       13G
CUSIP No.         501052104                                  Page 2 or 11 Pages
                  ------------------------


-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  04-3519872
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                        (a) []

                                                                  (b) []
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF                  None
       SHARES
    BENEFICIALLY        -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING                    3,443,787
    PERSON WITH
                        -------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER

                                None
                        -------------------------------------------------------

                       8    SHARED DISPOSITIVE POWER

                                3,443,787
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,443,787

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.81%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA

-------------------------------------------------------------------------------

                                       13G
CUSIP No.         501052104                                  Page 3 of 11 pages
                  ------------------------


-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                         (a) []

                                                                   (b) []
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
      NUMBER OF                 None
       SHARES        ----------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                    3,443,787
     REPORTING       ----------------------------------------------------------
    PERSON WITH        7    SOLE DISPOSITIVE POWER

                                None

                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                3,443,787

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,443,787

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.81%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO

-------------------------------------------------------------------------------

                                       13G
CUSIP No.         501052104                                 Page 4 of 11 Pages
                  ------------------------


-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Acorn Trust
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                         (a) []

                                                                   (b) []
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts

-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF                  None
      SHARES
    BENEFICIALLY      ---------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING                  2,465,650
    PERSON WITH
                      ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER

                                None

                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                2,465,650

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,465,650

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.74%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV

-------------------------------------------------------------------------------

Item 1(a)                  Name of Issuer:

                                    Kronos Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    297 Billerica Road
                                    Chelmsford, MA  01824


Item 2(a)                  Name of Person Filing:

                                    Columbia Wanger Asset Management, L.P.
                                    ("WAM")
                                    WAM Acquisition GP, Inc., the
                                     general partner of WAM  ("WAM GP")
                                    Columbia Acorn Trust ("Acorn")


Item 2(b)                  Address of Principal Business Office:

                                    WAM, WAM GP and Acorn are located at:

                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606


Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; WAM
                                    GP is a Delaware corporation; and Acorn is a Massachusetts business trust;


Item 2(d)                  Title of Class of Securities:

                                    Class A Common Stock


Item 2(e)                  CUSIP Number:

                                    501052104


Item 3                     Type of Person:

                                    (d)     Acorn is an Investment Company under
                                            section 8 of the Investment Company
                                            Act.

                                    (e)     WAM is an Investment Adviser
                                            registered under section 203 of the
                                            Investment Advisers Act of 1940; WAM
                                            GP is the General Partner of the
                                            Investment Adviser.

Item 4                     Ownership (at January 31, 2006):

               (a)  Amount  owned  "beneficially"  within  the  meaning  of rule
                    13d-3:

                    3,443,787

               (b)  Percent of class:

                    10.81% (based on 31,865,530 shares outstanding as of January 31, 2006)

               (c)  Number of shares as to which such person has:

                    (i)  sole  power to vote or to direct  the  vote:  none

                    (ii) shared power to vote or to direct the vote: 3,443,787


                   (iii) sole power to dispose or to direct the disposition of:
                         none

                    (iv) shared  power to dispose or to direct  disposition  of:
                         3,443,787


Item 5                     Ownership of Five Percent or Less of a Class:

                                    Not Applicable


Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:
                                    The shares reported herein have been
                                    acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                    Not Applicable


Item 8                     Identification and Classification of Members of the
                           Group:
                                    Not Applicable


Item 9                     Notice of Dissolution of Group:

                                    Not Applicable

Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 2006


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                               WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                               By:  /s/   Bruce H. Lauer
                                    -------------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary




                           The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                               COLUMBIA ACORN TRUST



                               By:  /s/   Bruce H. Lauer
                                    -------------------------------------------
                                          Bruce H. Lauer
                                          Vice President, Treasurer and
                                          Secretary

                                  Exhibit Index

Exhibit 1                Joint Filing  Agreement  dated as of  February 7,
                         2006 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                           Dated:  February 7, 2006


                                 WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary




                                 COLUMBIA ACORN TRUST



                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                              Secretary